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                                  EXHIBIT 10.7

                       Agreement dated December 14, 2004
                            between the Corporation
                            and Joseph E. Petterson

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                                    AGREEMENT

                              (JOSEPH E. PETTERSON)

      This Agreement, dated as of the 14th day of December, 2004, by and among NORTH COUNTRY FINANCIAL CORPORATION, a Michigan corporation (to be renamed Mackinac Financial Corporation) (the "Company"), and Joseph E. Petterson ("Petterson").

                                   WITNESSETH:

      WHEREAS, the Company and Petterson are parties to that certain Employment Agreement dated August 18, 2003 (the "Employment Agreement"); and

      WHEREAS, the parties desire to terminate Petterson's employment under, and substantially all the terms of, the Employment Agreement; and

      WHEREAS, each of the Company and Petterson desire that Petterson remain an employee of the Company and hold a position with the Company's wholly owned subsidiary, North Country Bank & Trust (the "Bank"), following termination of the Employment Agreement; and

      WHEREAS, upon the effective termination of his employment under the Employment Agreement, Petterson's employment will be "at will" and such employment may be terminated by either party at anytime.

      NOW, THEREFORE, in consideration of the premises and the mutual undertakings set forth herein the parties hereto agree as follows:

      1. In accordance with actions taken and authorized by the Board of Directors of the Company, effective upon (i) the payment of the amount due to Petterson pursuant to Section 5 of the Employment Agreement, and (ii) the closing of the transactions provided for in the Stock Purchase Agreement dated August 10, 2004, as amended, between the Company and NCFC

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Recapitalization, LLC (the "Effective Date"), the Employment Agreement shall be terminated and shall be of no further force and effect, except as otherwise provided herein and in the Employment Agreement. Specifically, and notwithstanding anything herein to the contrary, Sections 8, 14, and 15 of the Employment Agreement shall survive as provided, and for the periods of time contained, in the Employment Agreement.

      2. In consideration of the payment of the made pursuant to Section 5 of the Employment Agreement; Employee waives the right to receive, and releases the Company from any obligation to provide, any of the benefits described in Section 4 of the Employment Agreement.

      3. If, after the Effective Date and while Petterson is an employee of the Company, the Bank is no longer subject (whether or not the Bank has received formal notice of such) to any formal or informal enforcement action including cease and desist orders, written agreements or memoranda of understanding from or with any federal or state banking regulatory agency, Petterson shall receive a cash bonus equal to one year of Employee's then base annual salary.

      4. Petterson acknowledges and agrees that this Agreement is not intended to be an employment agreement and he does not have any expectation of continued employment following the Effective Date.

      5. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed within such State.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    NORTH COUNTRY FINANCIAL CORPORATION

                                    By /s/ C. James Bess
                                       ----------------------------------------
                                       Its President and Chief Executive Officer

                                    /s/ Joseph E. Petterson
                                    -------------------------------------------
                                    Joseph E. Petterson